Exhibit 99.2

For Immediate News Release

October 31, 2011

AVALONBAY COMMUNITIES, INC. ANNOUNCES

THIRD QUARTER 2011 OPERATING RESULTS

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended September 30, 2011 was $44,824,000. This resulted in Earnings per Share – diluted (“EPS”) of $0.49 for the quarter ended September 30, 2011, compared to EPS of $0.29 for the comparable period of 2010, an increase of 69.0%. For the nine months ended September 30, 2011, EPS was $1.33 compared to $1.76 for the comparable period of 2010, a per share decrease of 24.4%.

The increase in EPS for the quarter ended September 30, 2011 over the prior year period is due primarily to an increase in Net Operating Income (“NOI”) from communities. The decrease in EPS for the nine months ended September 30, 2011 from the prior year period is due primarily to a decrease in real estate sales and related gains in 2011, offset partially by an increase in NOI from communities.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended September 30, 2011 increased 19.4% to $1.17 from $0.98 for the comparable period of 2010. FFO per share for the nine months ended September 30, 2011 increased 13.0% to $3.38 from $2.99 for the comparable period of 2010. Adjusting for the non-routine items detailed in Attachment 14, some of which are presented in the table below, FFO per share for the three and nine months ended September 30, 2011 would have increased by 18.2% and 12.8%, respectively from the prior year periods.

The following table provides a comparison of the Company’s actual results to the outlook provided in its second quarter 2011 earnings release in July 2011:

Third Quarter 2011 Results
Comparison to July 2011 Outlook
Per Share

Projected FFO per share (1)	$1.17

Common equity offering	(0.03)
Overhead, interest and other	0.03
Community NOI	0.01
Land activity (2)	(0.01)

FFO per share 3Q 2011 Reported Results	$1.17

(1) Represents the mid-point of the Company’s July 2011 outlook.

(2) See discussion under Land Activity.

Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said, “NOI growth topped 9% and drove FFO per share growth of more than 19%. Apartment fundamentals remain favorable and with solid core portfolio growth, new development activity and a strong balance sheet, we are well positioned for earnings growth into 2012.”

Operating Results for the Quarter Ended September 30, 2011 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $25,478,000, or 11.2%, to $253,188,000. For Established Communities, rental revenue increased 5.8%, attributable to an increase in Average Rental Rates of 5.9%, offset by a decrease in Economic Occupancy of 0.1%. Total revenue for Established Communities increased $9,690,000 to $179,146,000. Operating expenses for Established Communities decreased $540,000, or 0.9%, to $58,606,000. Accordingly, NOI for Established Communities increased by 9.3%, or $10,230,000, to $120,540,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the third quarter of 2011 compared to the third quarter of 2010:

Q3 2011 Compared to Q3 2010

	Rental Revenue	Operating Expenses	NOI	% of NOI (1)
New England	6.0%	1.7%	8.6%	18.8%
Metro NY/NJ	4.7%	(5.4%)	10.0%	28.4%
Mid-Atlantic/Midwest	4.8%	2.0%	6.1%	16.0%
Pacific NW	6.3%	4.8%	7.1%	4.5%
No. California	8.5%	2.9%	11.1%	18.7%
So. California	5.8%	(6.4%)	13.1%	13.6%

Total	5.8%	(0.9%)	9.3%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Nine Months Ended September 30, 2011 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $66,339,000, or 9.9% to $733,855,000. For Established Communities, rental revenue increased 4.7% due to an increase in Average Rental Rates of 4.9%, offset by a decrease in Economic Occupancy of 0.2%. Total revenue for Established Communities increased $23,339,000 to $525,028,000. Operating expenses for Established Communities decreased $2,010,000, or 1.2% to $170,835,000. Accordingly, NOI for Established Communities increased by $25,349,000, or 7.7%, to $354,193,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2011 as compared to the nine months ended September 30, 2010:

YTD 2011 Compared to YTD 2010
	Rental Revenue	Operating Expenses	NOI	% of NOI (1)
New England	5.2%	(0.4%)	8.6%	19.0%
Metro NY/NJ	4.1%	(2.2%)	7.3%	28.0%
Mid-Atlantic/Midwest	4.7%	(0.2%)	6.8%	16.2%
Pacific NW	4.1%	2.7%	4.7%	4.4%
No. California	6.2%	(0.5%)	9.3%	19.3%
So. California	3.4%	(4.3%)	7.8%	13.1%

Total	4.7%	(1.2%)	7.7%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

During the third quarter of 2011, the Company commenced construction of four communities: Avalon Irvine II, located in Irvine, CA, Avalon Ballard, located in Seattle, WA, Avalon Shelton III, located in Shelton, CT, and Avalon Hackensack, located in Hackensack, NJ. These four communities will contain 921 apartment homes and will be developed for an estimated Total Capital Cost of $210,100,000.

During the third quarter of 2011, the Company completed two communities: Avalon Springs II, located in Wilton, CT, containing 100 apartment homes and Avalon Brandemoor II, located in Lynnwood, WA, containing 82 apartment homes, for an aggregate Total Capital Cost of $45,100,000.

During the third quarter of 2011 the Company acquired six land parcels for an aggregate purchase price of approximately $65,270,000 for the development of 1,740 apartment homes with an expected Total Capital Cost of $374,650,000. The Company has started or anticipates starting construction within the next three to six months on all six of these land parcels.

Redevelopment Activity

During the third quarter of 2011, the Company commenced the redevelopment of three communities: Avalon Foster City, located in Foster City, CA, Avalon at Ballston – Washington Towers, located in Arlington, VA, and Avalon Santa Margarita, located in Rancho Santa Margarita, CA. These communities contain 933 apartment homes and will be redeveloped for an estimated Total Capital Cost of $28,400,000, excluding costs incurred prior to redevelopment.

During the third quarter of 2011, the Company completed the redevelopment of three communities: Avalon Princeton Junction, located in West Windsor, NJ , Avalon Commons, located in Smithtown, NY and Avalon Pleasanton, located in Pleasanton, CA. These communities contain 1,280 apartment homes and were redeveloped for $39,000,000, excluding costs incurred prior to redevelopment.

Land Activity

During the third quarter of 2011, the Company evaluated its land portfolio, disposing of three unimproved land parcels, further impairing two land parcels and impairing a joint venture investment in a for-sale development.

The three unimproved land parcels that were sold are located in Canoga Park, CA, Kirkland, WA, and Danvers, MA. The Company sold these land parcels for $34,475,000 resulting in an aggregate gain in accordance with GAAP of $13,716,000. The Company had previously recorded aggregate impairment charges on two of these assets in prior years when it determined that it would no longer develop the assets. The pre-impairment basis of the three land parcels was $39,010,000, resulting in a net economic loss, net of disposition costs of $6,494,000.

The Company also further impaired two land parcels, located in Chicago, IL and Wheaton, MD, and impaired an investment in an unconsolidated development joint venture. The Company recorded an impairment charge of $14,052,000 in the third quarter of 2011 associated with these assets.

Investment and Investment Management Fund Activity

During the third quarter of 2011, AvalonBay Value Added Fund, L.P (“Fund I”, a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%) sold Avalon Redondo Beach, located in Redondo Beach, CA. This community contains 105 apartment homes and was sold for $33,100,000. This disposition resulted in a gain in accordance with GAAP of $12,445,000 and an Economic Gain of $7,947,000. The Company’s share

Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

of the gain in accordance with GAAP was approximately $1,743,000 and its share of the Economic Gain was approximately $1,062,000.

During the third quarter of 2011, AvalonBay Value Added Fund II, L.P. (“Fund II”, a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31%) acquired Captain Parker Arms, a garden-style community consisting of 94 apartment homes located in Lexington, MA. The community was acquired for a purchase price of $20,850,000.

In October 2011, Fund II acquired Highlands at Rancho San Diego, consisting of 676 apartment homes located in San Diego, CA for a purchase price of $124,000,000. In conjunction with the acquisition, Fund II is extinguishing an outstanding mortgage note secured by the community, incurring a prepayment penalty, of which the Company’s proportionate share is approximately $950,000. The Company’s outlook for the fourth quarter and full year 2011 includes the impact of this prepayment penalty.

At October 31, 2011, Fund II had invested $771,330,000. While the investment period for Fund II closed in August 2011, additional acquisition activity may occur associated with active acquisition candidates identified prior to the end of the investment period.

Financing, Liquidity and Balance Sheet Statistics

In September 2011, the Company entered into a variable rate unsecured credit facility with an available borrowing capacity of $750,000,000 and a 4-year term, plus a one year extension option as well as a nonbinding option to expand the facility to $1,300,000,000, subject to lender approval. Concurrent with the establishment of the new credit facility, the Company cancelled its existing $1,000,000,000 variable rate unsecured credit facility which was scheduled to expire in November 2011.

The Company had no amounts outstanding under the new credit facility and had $52,945,000 outstanding in letters of credit as of September 30, 2011.

At September 30, 2011, the Company had $759,027,000 in unrestricted cash and cash in escrow.

Unencumbered NOI as a percentage of total NOI generated by real estate assets for the nine months ended September 30, 2011 was 69%. Interest Coverage for the third quarter of 2011 was 3.5 times.

New Financing Activity

In August 2011, the Company issued 5,865,000 shares of its common stock at a net price of $128.25 per share. Net proceeds after underwriting discounts of approximately $725,850,000 are expected to be used to fund the Company’s investment activity, including development, redevelopment and acquisitions and for general corporate purposes.

In November 2010, the Company commenced its second continuous equity offering program (“CEP II”), under which the Company can issue up to $500,000,000 of common stock during a 36-month period. During the three months ended September 30, 2011, the Company sold 256,167 shares at an average price of $127.90 per share, for net proceeds of $32,271,000. From inception of CEP II through September 30, 2011, the Company has issued 2,490,765 shares at an average price of $119.84 per share for net aggregate proceeds of $294,000,000.

Debt Repayment Activity

In August 2011, the Company repaid, at par, a 7.25% coupon fixed rate secured mortgage note in the amount of $7,191,000 in advance of its October 2011 scheduled maturity date.

In September 2011, the Company repaid a 6.63% coupon fixed rate unsecured note in the amount of $189,900,000 in accordance with its scheduled maturity date.

In October 2011, the Company repaid a 5.88% coupon fixed rate secured mortgage note in the amount of $54,584,000 in advance of its January 2019 scheduled maturity. As part of this transaction, the Company incurred a prepayment penalty of $1,092,000 which will be recognized as loss on early retirement of debt in the fourth quarter of 2011. This prepayment penalty is included in the Company’s financial outlook for the fourth quarter and full year 2011, provided below.

Fourth Quarter and Full Year 2011 Financial Outlook

For the fourth quarter of 2011, the Company expects EPS in the range of $0.54 to $0.58. The Company expects EPS for the full year 2011 to be in the range of $1.84 to $1.88.

The Company expects Projected FFO per share in the range of $1.19 to $1.23 for the fourth quarter of 2011 and Projected FFO per share for the full year 2011 to be in the range of $4.57 to $4.61.

The following table presents a comparison of the Company’s current full year 2011 outlook to the outlook provided by the Company in July 2011 in conjunction with its second quarter 2011 earnings release.

Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

Full Year 2011 Results
Comparison to July 2011 Outlook

Per Share

Projected FFO per share July 2011 Outlook(1)	$ 4.67

Common equity offering	(0.08)
Interest, overhead and other	0.02
Debt prepayment penalties	(0.02)

Projected FFO per share October 2011 Outlook(1)	$ 4.59

(1) Represents the mid-point of the Company’s Outlook.

The Company’s outlook for the fourth quarter and full year 2011 includes non-routine items and other costs related to acquisitions, dispositions or other transactions that have occurred as of the date of this earnings release. Any costs related to acquisitions, dispositions or other transactions that may occur subsequent to the date of this earnings release, including expensed acquisition costs and mortgage prepayment penalties, are not included in the Company’s fourth quarter and full year 2011 outlook.

The Company is currently pursuing the sale of two apartment communities that could have an impact on earnings and FFO during the fourth quarter of 2011. These potential sales are not included in the financial outlook provided above.

One community is subject to a ground lease where lease expenses charged to earnings exceed actual cash lease payments. The Company previously expected that the excess amounts expensed over actual cash lease payments during the current year would be reversed and recognized as a reduction in full year lease payments (reducing operating expenses) upon sale. Prior year excess costs were expected to, and will be recorded as an increase in the expected gain on the asset sold.

We now expect that, if the asset is sold during the fourth quarter, current year-to-date excess amounts expensed over actual cash lease payments will also be included as an addition to the gain on sale (even though the excess costs were treated as a reduction in FFO in the current year) and will not be included as an increase in FFO per share.

The Company is marketing a community with secured fixed rate debt totaling $94,572,000. The Company expects to record a charge to earnings for early extinguishment of debt of approximately $3,400,000 at the date of sale or at the early redemption of the debt in anticipation of the sale, which is not reflected in the outlook provided above.

Fourth Quarter 2011 Conference/Event Schedule

The Company is scheduled to participate in the NAREIT REITWorld 2011 conference in Dallas, TX on November     15-17 and real estate conferences hosted

by Goldman Sachs and Barclays Capital in New York, NY on December 1 and December 6, respectively. During these conferences, Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Should a webcast be available at any of these conferences, details on access will be available in advance of the conference event at the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on November 1, 2011 at 1:00 PM ET to review and answer questions about this release, its third quarter 2011 results, the Attachments (described below) and related matters. To participate in the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally, and use Access Code: 13318082.

To hear a replay of the call, which will be available from November 1, 2011 at 5:00 PM ET to November 4, 2011 at 11:59 PM ET, dial 1-855-859-2056 domestically and 1-404-537-3406 internationally, and use Access Code: 13318082. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition, and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of September 30, 2011, the Company owned or held a direct or indirect ownership interest in 199 apartment communities containing 57,426 apartment homes in ten states and the District of Columbia, of which 15 communities were under construction and eight communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations, at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635.

Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected fourth quarter and full year 2011 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

AvalonBay

COMMUNITIES, INC.

THIRD QUARTER 2011

Supplemental Operating and Financial Data

Avalon Burbank
Burbank, CA

Avalon Towers Bellevue
Bellevue, WA

Avalon at West Long Branch
West Long Branch, NJ

Avalon Norwalk
Norwalk, CT

AvalonBay offers a diverse, high quality portfolio of apartment homes in the nation's premier supply constrained markets. The Company is expanding its investment activity with increased development and acquisitions, growth platforms we expect will create value in an environment of improving apartment fundamentals.

THIRD QUARTER 2011

Supplemental Operating and Financial Data

Table of Contents

Company Profile

Selected Operating and Other Information	Attachment 1

Detailed Operating Information	Attachment 2

Condensed Consolidated Balance Sheet	Attachment 3

Sequential Operating Information by Business Segment	Attachment 4

Market Profile

Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5

Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 6

Year-to-Date Revenue and Occupancy Changes (Established Communities)	Attachment 7

Operating Expenses (“Opex”) (Established Communities)	Attachment 8

Development, Redevelopment, Acquisition and Disposition Profile

Development Communities	Attachment 9

Redevelopment Communities	Attachment 10

Summary of Development and Redevelopment Community Activity	Attachment 11

Future Development	Attachment 12

Summary of Disposition Activity	Attachment 13

Definitions and Reconciliations

Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 14

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1

AvalonBay Communities, Inc.

Selected Operating and Other Information

September 30, 2011

(Dollars in thousands except per share data)

(unaudited)

SELECTED OPERATING INFORMATION

	Q3 2011	Q3 2010	% Change	YTD 2011	YTD 2010	% Change

Net income attributable to common stockholders	$ 44,824	$ 24,654	81.8%	$ 118,537	$ 148,304	(20.1%)

Per common share - basic	$0.49	$0.29	69.0%	$ 1.34	$ 1.77	(24.3%)
Per common share - diluted	$0.49	$0.29	69.0%	$ 1.33	$ 1.76	(24.4%)

Funds from Operations	$ 107,587	$ 84,462	27.4%	$ 301,072	$ 251,524	19.7%
Per common share - diluted	$1.17	$0.98	19.4%	$3.38	$ 2.99	13.0%

Dividends declared - common	$ 84,801	$ 76,117	11.4%	$ 241,876	$ 225,854	7.1%
Per common share	$ 0.8925	$ 0.8925	0.0%	$ 2.6775	$ 2.6775	0.0%

Common shares outstanding	95,015,548	85,284,865	11.4%	95,015,548	85,284,865	11.4%
Outstanding operating partnership units	7,707	15,325	(49.7%)	7,707	15,325	(49.7%)

Total outstanding shares and units	95,023,255	85,300,190	11.4%	95,023,255	85,300,190	11.4%

Average shares and participating securities outstanding - basic	91,810,788	85,203,030	7.8%	88,616,156	83,628,002	6.0%

Weighted shares - basic	91,388,357	84,968,804	7.6%	88,312,930	83,385,833	5.9%
Average operating partnership units outstanding	7,707	15,346	(49.8%)	8,559	15,349	(44.2%)
Effect of dilutive securities	944,304	784,546	20.4%	878,009	728,712	20.5%

Average shares outstanding - diluted	92,340,368	85,768,696	7.7%	89,199,498	84,129,894	6.0%

DEBT COMPOSITION AND MATURITIES					CAPITALIZED COSTS

Debt Composition (1)	Amount	Average Interest Rate (2)	Remaining Maturities (1)			Cap Interest	Cap Overhead	Non-Rev Capex per Home

Conventional Debt			2011	$3,885	Q311	$ 8,946	$ 5,893	$ 181
Long-term, fixed rate	$ 3,054,373		2012	$411,170	Q211	$ 7,673	$ 6,058	$ 128
Long-term, variable rate	$98,946		2013	$433,179	Q111	$ 6,343	$ 5,868	$ 53
Variable rate facilities (3)	--		2014	$199,131	Q410	$ 6,128	$ 5,399	$ 175

Subtotal, Conventional	$ 3,153,319	5.6%	2015	$419,480	Q310	$ 7,774	$ 5,179	$ 122

Tax-Exempt Debt					COMMUNITY INFORMATION
Long-term, fixed rate	$ 182,976							Apartment
Long-term, variable rate	$ 449,535					Communities		Homes

Subtotal, Tax-Exempt	$ 632,511	3.2%			Current Communities	184		53,826

					Development Communities	15		3,600
Total Debt	$ 3,785,830	5.2%			Development Rights	29		8,679

(1) Excludes debt associated with assets classified as held for sale.

(2) Includes costs of financing such as credit enhancement fees, trustees’ fees, etc.

(3) Represents the Company’s $750 million unsecured credit facility, under which no amounts were drawn at September 30,

Attachment 2

AvalonBay Communities, Inc.

Detailed Operating Information

September 30, 2011

(Dollars in thousands except per share data)

(unaudited)

	Q3 2011	Q3 2010	% Change	YTD 2011	YTD 2010	% Change
Revenue:
Rental and other income	$ 248,644	$ 223,758	11.1%	$ 720,535	$ 652,000	10.5%
Management, development and other fees	2,433	1,800	35.2%	7,085	5,334	32.8%

Total	251,077	225,558	11.3%	727,620	657,334	10.7%

Operating expenses:
Direct property operating expenses, excluding property taxes	57,894	55,835	3.7%	164,352	158,789	3.5%
Property taxes	24,535	23,225	5.6%	73,238	69,191	5.8%
Property management and other indirect operating expenses	10,162	8,971	13.3%	29,553	27,287	8.3%

Total operating expenses	92,591	88,031	5.2%	267,143	255,267	4.7%

Interest expense, net	(43,970)	(44,262)	(0.7%)	(134,096)	(128,260)	4.6%
General and administrative expense	(6,087)	(7,039)	(13.5%)	(21,524)	(19,975)	7.8%
Joint venture income (1)	2,615	(325)	(904.6%)	3,513	364	865.1%
Investments and investment management expense	(1,328)	(1,026)	29.4%	(3,860)	(3,111)	24.1%
Expensed acquisition, development and other pursuit costs	(633)	(737)	(14.1%)	(2,636)	(1,685)	56.4%
Depreciation expense	(62,262)	(57,926)	7.5%	(185,071)	(169,819)	9.0%
Impairment loss	(14,052)	--	N/A	(14,052)	--	N/A
Gain on sale of land	13,716	--	N/A	13,716	--	N/A

Income from continuing operations	46,485	26,212	77.3%	116,467	79,581	46.4%

Discontinued operations:
Loss from discontinued operations (2)	(1,808)	(2,232)	(19.0%)	(5,737)	(4,387)	30.8%
Gain on sale of real estate	--	--	N/A	7,675	72,220	(89.4%)

Total discontinued operations	(1,808)	(2,232)	(19.0%)	1,938	67,833	(97.1%)

Net income	44,677	23,980	86.3%	118,405	147,414	(19.7%)
Net loss attributable to redeemable noncontrolling interests	147	674	(78.2%)	132	890	(85.2%)

Net income attributable to common stockholders	$ 44,824	$ 24,654	81.8%	$ 118,537	$ 148,304	(20.1%)

Net income attributable to common stockholders per common share - basic	$ 0.49	$ 0.29	69.0%	$ 1.34	$ 1.77	(24.3%)

Net income attributable to common stockholders per common share - diluted	$ 0.49	$ 0.29	69.0%	$ 1.33	$ 1.76	(24.4%)

(1)	Amounts for the three and nine months ended September 30, 2011 include $1,743 related to the sale of an unconsolidated community.
(2)	Reflects net income or loss for investments in real estate classified as held for sale at September 30, 2011 and investments in real estate sold during the period from January 1, 2010 through September 30, 2011. The following table details income (loss) from discontinued operations for the periods shown:

	Q3 2011	Q3 2010	YTD 2011	YTD 2010
Rental income	$ 2,111	$ 2,152	$ 6,235	$ 10,182
Operating and other expenses	(3,445)	(3,557)	(10,088)	(12,061)
Depreciation expense	(474)	(827)	(1,884)	(2,508)

Loss from discontinued operations	$ (1,808)	$ (2,232)	$ (5,737)	$ (4,387)

Attachment 3

AvalonBay Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(unaudited)

	September 30, 2011	December 31, 2010

Real estate	$8,326,086	$8,084,574
Less accumulated depreciation	(1,825,094)	(1,682,845)

Net operating real estate	6,500,992	6,401,729
Construction in progress, including land	483,007	309,704
Land held for development	273,458	184,150
Operating real estate assets held for sale, net	58,326	60,062

Total real estate, net	7,315,783	6,955,645

Cash and cash equivalents	690,049	305,644
Cash in escrow	68,978	173,343
Resident security deposits	23,779	22,047
Other assets	390,068	364,809

Total assets	$8,488,657	$7,821,488

Unsecured notes, net	$1,629,234	$1,820,141
Notes payable, net	2,155,859	2,247,516
Resident security deposits	37,550	33,785
Liabilities related to assets held for sale	122,996	115,078
Other liabilities	379,912	275,115

Total liabilities	$4,325,551	$4,491,635

Redeemable noncontrolling interests	6,844	14,262

Stockholders’ equity	4,156,262	3,315,591

Total liabilities and stockholders’ equity	$8,488,657	$7,821,488

Attachment 4

AvalonBay Communities, Inc.

Sequential Operating Information by Business Segment (1)

September 30, 2011

(Dollars in thousands)

(unaudited)

	Total Homes	Quarter Ended September 30, 2011	Quarter Ended June 30, 2011	Quarter Ended March 31, 2011	Quarter Ended December 31, 2010

RENTAL REVENUE
Established (2)	31,611	$ 179,062	$ 174,651	$ 171,018	$ 169,781
Other Stabilized (2) (3)	6,511	34,788	33,651	31,542	30,091
Redevelopment (2)	4,899	24,909	24,201	23,506	23,332
Development (2)	4,258	8,829	7,014	5,191	3,861

Total Consolidated Communities	47,279	$ 247,588	$ 239,517	$ 231,257	$ 227,065

OPERATING EXPENSE
Established		$ 58,606	$ 55,240	$ 56,990	$ 57,170
Other Stabilized		12,447	12,190	11,552	10,807
Redevelopment		7,576	7,194	7,022	7,655
Development		3,801	2,163	2,809	2,351

Total Consolidated Communities		$ 82,430	$ 76,787	$ 78,373	$ 77,983

NOI (2)
Established		$ 120,540	$ 119,487	$ 114,165	$ 112,841
Other Stabilized		23,309	22,274	20,025	19,830
Redevelopment		17,343	17,021	16,499	15,697
Development		5,028	4,861	2,390	1,505

Total Consolidated Communities		$ 166,220	$ 163,643	$ 153,079	$ 149,873

AVERAGE REVENUE PER OCCUPIED HOME
Established		$ 1,973	$ 1,917	$ 1,879	$ 1,873
Other Stabilized		1,834	1,771	1,871	1,854
Redevelopment		1,795	1,736	1,692	1,674
Development (4)		1,981	1,885	1,902	1,909

ECONOMIC OCCUPANCY
Established		95.7%	96.1%	96.0%	95.6%
Other Stabilized		95.5%	95.8%	95.4%	92.3%
Redevelopment		94.4%	94.9%	94.5%	94.9%
Development (5)		60.0%	63.5%	69.5%	51.4%

STABILIZED COMMUNITIES TURNOVER 2011 / 2010 (6)		67.3% / 62.8%	55.8% / 56.6%	43.5% / 42.1%	45.4%

(1) Excludes amounts related to communities that have been sold, or that are classified as held for sale.

(2) See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3) Results for these communities for quarters prior to January 1, 2011 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized. In addition, period-over-period comparability for these communities is impacted by acquisition activity, results for which will not impact quarters prior to acquisition.

(4) Average revenue per occupied home for Development Communities includes only those assets with at least one full quarter of lease-up activity and is subject to variability due to the inclusion of transactional fees, which are typically higher during lease-up than post-stabilization.

(5) Economic Occupancy for Development communities is calculated based on the communities currently generating revenue. For detail of occupancy rates for communities under construction, and communities for which construction has completed, but the community has not yet reached stabilized occupancy, see Attachment #9, Development Communities.

(6) Turnover represents the annualized number of units turned over during the quarter, divided by the total number of apartment homes for communities with stabilized occupancy for the respective reporting period.

Attachment 5

AvalonBay Communities, Inc.

Quarterly Revenue and Occupancy Changes - Established Communities (1)

September 30, 2011

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		Q3 11	Q3 10	% Change	Q3 11	Q3 10	% Change	Q3 11	Q3 10	% Change
New England
Boston, MA	4,866	$ 2,040	$ 1,904	7.1%	95.9%	96.4%	(0.5%)	$ 28,545	$ 26,783	6.6%
Fairfield-New Haven, CT	2,449	2,086	1,977	5.5%	96.1%	96.7%	(0.6%)	14,728	14,034	4.9%

New England Average	7,315	2,055	1,927	6.6%	95.9%	96.5%	(0.6%)	43,273	40,817	6.0%

Metro NY/NJ
New York, NY	3,099	2,865	2,716	5.5%	96.1%	96.2%	(0.1%)	25,594	24,285	5.4%
New Jersey	2,462	1,983	1,913	3.7%	96.2%	95.9%	0.3%	14,087	13,550	4.0%
Long Island, NY	1,420	2,449	2,344	4.5%	95.8%	96.2%	(0.4%)	9,993	9,601	4.1%

Metro NY/NJ Average	6,981	2,469	2,358	4.7%	96.1%	96.1%	0.0%	49,674	47,436	4.7%

Mid-Atlantic/Midwest
Washington Metro	5,349	1,879	1,782	5.4%	95.3%	95.9%	(0.6%)	28,728	27,412	4.8%
Chicago, IL	601	1,548	1,477	4.8%	96.0%	95.9%	0.1%	2,677	2,553	4.9%

Mid-Atlantic/Midwest Average	5,950	1,845	1,752	5.3%	95.4%	95.9%	(0.5%)	31,405	29,965	4.8%

Pacific Northwest
Seattle, WA	2,533	1,334	1,250	6.7%	94.3%	94.7%	(0.4%)	9,553	8,985	6.3%

Pacific Northwest Average	2,533	1,334	1,250	6.7%	94.3%	94.7%	(0.4%)	9,553	8,985	6.3%

Northern California
San Jose, CA	2,790	2,004	1,829	9.6%	94.9%	95.1%	(0.2%)	15,921	14,559	9.4%
Oakland-East Bay, CA	1,569	1,499	1,405	6.7%	95.8%	96.3%	(0.5%)	6,764	6,369	6.2%
San Francisco, CA	470	2,520	2,334	8.0%	96.8%	95.3%	1.5%	3,441	3,142	9.5%

Northern California Average	4,829	1,890	1,742	8.5%	95.4%	95.4%	0.0%	26,126	24,070	8.5%

Southern California
Los Angeles, CA	1,911	1,715	1,640	4.6%	96.2%	95.7%	0.5%	9,456	8,993	5.1%
Orange County, CA	1,167	1,573	1,507	4.4%	95.9%	94.3%	1.6%	5,283	4,986	6.0%
San Diego, CA	925	1,614	1,542	4.7%	95.8%	93.5%	2.3%	4,292	4,013	7.0%

Southern California Average	4,003	1,651	1,579	4.6%	96.0%	94.8%	1.2%	19,031	17,992	5.8%

Average/Total Established	31,611	$ 1,973	$ 1,863	5.9%	95.7%	95.8%	(0.1%)	$ 179,062	$ 169,265	5.8%

(1) Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2010 such that a comparison of 2010 to 2011 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 5.7% between years.

Attachment 6

AvalonBay Communities, Inc.

*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities

September 30, 2011

	Apartment Homes	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000’s)

		Q3 11	Q2 11	% Change	Q3 11	Q2 11	% Change	Q3 11	Q2 11	% Change
New England
Boston, MA	4,866	$ 2,040	$ 1,975	3.3%	95.9%	96.1%	(0.2%)	$ 28,545	$ 27,722	3.0%
Fairfield-New Haven, CT	2,449	2,086	2,020	3.3%	96.1%	96.8%	(0.7%)	14,728	14,362	2.5%

New England Average	7,315	2,055	1,990	3.3%	95.9%	96.4%	(0.5%)	43,273	42,084	2.8%

Metro NY/NJ
New York, NY	3,099	2,865	2,764	3.7%	96.1%	96.3%	(0.2%)	25,594	24,737	3.5%
New Jersey	2,462	1,983	1,942	2.1%	96.2%	96.6%	(0.4%)	14,087	13,859	1.6%
Long Island, NY	1,420	2,449	2,393	2.3%	95.8%	96.8%	(1.0%)	9,993	9,867	1.3%

Metro NY/NJ Average	6,981	2,469	2,399	2.9%	96.1%	96.4%	(0.3%)	49,674	48,463	2.5%

Mid-Atlantic/Midwest
Washington Metro	5,349	1,879	1,848	1.7%	95.3%	95.3%	0.0%	28,728	28,250	1.7%
Chicago, IL	601	1,548	1,541	0.5%	96.0%	94.3%	1.7%	2,677	2,625	2.0%

Mid-Atlantic/Midwest Average	5,950	1,845	1,817	1.5%	95.4%	95.2%	0.2%	31,405	30,875	1.7%

Pacific Northwest
Seattle, WA	2,533	1,334	1,292	3.3%	94.3%	95.1%	(0.8%)	9,553	9,337	2.3%

Pacific Northwest Average	2,533	1,334	1,292	3.3%	94.3%	95.1%	(0.8%)	9,553	9,337	2.3%

Northern California
San Jose, CA	2,790	2,004	1,906	5.1%	94.9%	96.8%	(1.9%)	15,921	15,443	3.1%
Oakland-East Bay, CA	1,569	1,499	1,453	3.2%	95.8%	96.2%	(0.4%)	6,764	6,578	2.8%
San Francisco, CA	470	2,520	2,431	3.7%	96.8%	96.6%	0.2%	3,441	3,311	3.9%

Northern California Average	4,829	1,890	1,810	4.4%	95.4%	96.6%	(1.2%)	26,126	25,332	3.1%

Southern California
Los Angeles, CA	1,911	1,715	1,683	1.9%	96.2%	95.6%	0.6%	9,456	9,224	2.5%
Orange County, CA	1,167	1,573	1,542	2.0%	95.9%	96.5%	(0.6%)	5,283	5,209	1.4%
San Diego, CA	925	1,614	1,567	3.0%	95.8%	94.9%	0.9%	4,292	4,127	4.0%

Southern California Average	4,003	1,651	1,615	2.2%	96.0%	95.7%	0.3%	19,031	18,560	2.5%

Average/Total Established	31,611	$ 1,973	$ 1,917	2.9%	95.7%	96.1%	(0.4%)	$ 179,062	$ 174,651	2.5%

(1) Reflects the effect of concessions amortized over the average lease term.

Attachment 7

AvalonBay Communities, Inc.

Year-to-Date Revenue and Occupancy Changes - Established Communities (1)

September 30, 2011

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)
		YTD 11	YTD 10	% Change	YTD 11	YTD 10	% Change	YTD 11	YTD 10	% Change
New England
Boston, MA	4,866	$ 1,984	$ 1,877	5.7%	95.9%	96.2%	(0.3%)	$ 83,347	$ 79,084	5.4%
Fairfield-New Haven, CT	2,449	2,025	1,929	5.0%	96.4%	96.7%	(0.3%)	43,029	41,100	4.7%

New England Average	7,315	1,998	1,894	5.5%	96.1%	96.4%	(0.3%)	126,376	120,184	5.2%

Metro NY/NJ
New York, NY	3,099	2,791	2,674	4.4%	96.1%	96.3%	(0.2%)	74,830	71,842	4.2%
New Jersey	2,462	1,944	1,876	3.6%	96.2%	96.4%	(0.2%)	41,447	40,086	3.4%
Long Island, NY	1,420	2,397	2,286	4.9%	96.1%	96.1%	0.0%	29,448	28,071	4.9%

Metro NY/NJ Average	6,981	2,412	2,315	4.2%	96.2%	96.3%	(0.1%)	145,725	139,999	4.1%

Mid-Atlantic/Midwest
Washington Metro	5,349	1,843	1,748	5.4%	95.4%	96.1%	(0.7%)	84,587	80,818	4.7%
Chicago, IL	601	1,526	1,445	5.6%	95.5%	96.4%	(0.9%)	7,891	7,534	4.7%

Mid-Atlantic/Midwest Average	5,950	1,811	1,716	5.5%	95.4%	96.2%	(0.8%)	92,478	88,352	4.7%

Pacific Northwest
Seattle, WA	2,533	1,295	1,236	4.8%	94.9%	95.6%	(0.7%)	28,012	26,898	4.1%

Pacific Northwest Average	2,533	1,295	1,236	4.8%	94.9%	95.6%	(0.7%)	28,012	26,898	4.1%

Northern California
San Jose, CA	2,790	1,922	1,805	6.5%	96.1%	96.0%	0.1%	46,385	43,529	6.6%
Oakland-East Bay, CA	1,569	1,459	1,388	5.1%	96.1%	95.7%	0.4%	19,800	18,762	5.5%
San Francisco, CA	470	2,447	2,308	6.0%	96.4%	96.2%	0.2%	9,976	9,396	6.2%

Northern California Average	4,829	1,823	1,718	6.1%	96.1%	96.0%	0.1%	76,161	71,687	6.2%

Southern California
Los Angeles, CA	1,911	1,684	1,632	3.2%	96.2%	95.7%	0.5%	27,860	26,878	3.7%
Orange County, CA	1,167	1,540	1,512	1.9%	96.2%	94.9%	1.3%	15,569	15,086	3.2%
San Diego, CA	925	1,573	1,544	1.9%	95.9%	94.7%	1.2%	12,550	12,177	3.1%

Southern California Average	4,003	1,617	1,578	2.5%	96.1%	95.2%	0.9%	55,979	54,141	3.4%

Average/Total Established	31,611	$ 1,923	$ 1,834	4.9%	95.9%	96.1%	(0.2%)	$ 524,731	$ 501,261	4.7%

(1) Established Communities are communities with stabilized operating expenses as of January 1, 2010 such that a comparison of 2010 to 2011 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 4.4% between years.

Attachment 8

AvalonBay Communities, Inc.

Operating Expenses (“Opex”) - Established Communities (1)

September 30, 2011

(Dollars in thousands)

(unaudited)

	Q3 2011	Q3 2010	% Change	Q3 2011 % of Total Opex	YTD 2011	YTD 2010	% Change	YTD 2011 % of Total Opex

Property taxes (2)	$ 17,463	$ 17,597	(0.8%)	29.8%	$ 53,287	$ 53,374	(0.2%)	31.2%
Payroll (3)	13,156	12,980	1.4%	22.4%	38,944	37,756	3.1%	22.8%
Repairs & maintenance	11,556	11,468	0.8%	19.7%	30,435	30,729	(1.0%)	17.8%
Office operations (4)	5,374	5,613	(4.3%)	9.2%	15,740	17,310	(9.1%)	9.2%
Utilities (5)	6,574	6,963	(5.6%)	11.2%	19,348	20,339	(4.9%)	11.3%
Land lease expense (6)	1,237	1,296	(4.6%)	2.1%	3,679	3,890	(5.4%)	2.2%
Marketing (7)	1,857	1,957	(5.1%)	3.2%	5,018	5,506	(8.9%)	2.9%
Insurance (8)	1,389	1,272	9.2%	2.4%	4,384	3,942	11.2%	2.6%
Total Established Communities

Operating Expenses (9)	$ 58,606	$ 59,146	(0.9%)	100.0%	$ 170,835	$ 172,846	(1.2%)	100.0%

(1) See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2) Property taxes decreased for the three and nine months ended September 30, 2011 due primarily to refunds from successful appeals received in 2011.

(3) Payroll includes expenses directly related to on-site operations. The increase for the three and nine months ended September 30, 2011 from the prior period is due primarily to the impact of increased employee benefit costs. An increase in employee bonuses also contributed to the increase for the nine months ended September 30, 2011 over the prior year period.

(4) Office operations includes administrative costs, bad debt expense and association and license fees. The decreases for the three and nine months ended September 30, 2011 from the prior year periods are due primarily to a decrease in bad debt expense.

(5) Utilities represents aggregate utility costs, net of resident reimbursements. The decreases for the three and nine months ended September 30, 2011 from the prior year periods are due primarily to increased receipts from water submetering and lower electrical expense with lower gas expense also contributing to the year to date decrease.

(6) Land lease expense represents GAAP-based rental expense, which is higher than actual cash payments made. Expensed land lease payments were $851 and $2,522 higher than cash payments for the three and nine months ended September 30, 2011. Established Communities’ results exclude land lease expense for operating communities classified as Held for Sale.

(7) Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs. The decreases for the three and nine months ended September 30, 2011 are driven by a decrease in print advertising and more favorable terms for internet advertising.

(8) Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims proceeds. Changes between years consist of deposits for insurance settlements received in 2010 not present in 2011 and expected claims adjustments. Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related proceeds received.

(9) Operating expenses for Established Communities excludes indirect costs for off-site corporate level property management related expenses, and other support related expenses.

Attachment 9

AvalonBay Communities, Inc.

Development Communities as of September 30, 2011

			Schedule
										% Occ
	# of Apt Homes	Total Capital Cost (1) (millions)	Start	Initial Occupancy	Complete	Stabilized Ops (1)	Avg Rent Per Home (1)	% Comp (2)	% Leased (3)	Physical (4)	Economic (1) (5)
							Inclusive of Concessions See Attachment #14
Under Construction:
1. Avalon Rockville Centre	349	$ 109.7	Q1 2010	Q2 2011	Q3 2012	Q1 2013	$ 2,630	54.4%	53.3%	47.0%	22.9%
Rockville Centre, NY
2. Avalon Queen Anne	203	55.6	Q3 2010	Q4 2011	Q2 2012	Q4 2012	1,925	16.7%	3.9%	N/A	N/A
Seattle, WA
3. Avalon Green II	444	107.8	Q3 2010	Q3 2011	Q1 2013	Q3 2013	2,525	13.5%	14.4%	9.9%	1.9%
Greenburgh, NY
4. Avalon Cohasset	220	53.1	Q4 2010	Q3 2011	Q2 2012	Q4 2012	1,970	39.1%	24.5%	15.9%	5.0%
Cohasset, MA
5. Avalon Ocean Avenue	173	61.1	Q4 2010	Q2 2012	Q4 2012	Q2 2013	2,485	N/A	N/A	N/A	N/A
San Francisco, CA
6. Avalon North Bergen	164	44.0	Q4 2010	Q3 2012	Q3 2012	Q1 2013	1,975	N/A	N/A	N/A	N/A
North Bergen, NJ
7. Avalon at Wesmont Station I	266	62.5	Q4 2010	Q2 2012	Q1 2013	Q3 2013	1,955	N/A	N/A	N/A	N/A
Wood-Ridge, NJ
8. Avalon Park Crest	354	77.6	Q4 2010	Q2 2012	Q2 2013	Q4 2013	1,910	N/A	N/A	N/A	N/A
Tysons Corner, VA
9. Avalon Garden City	204	68.0	Q2 2011	Q1 2012	Q4 2012	Q2 2013	3,085	N/A	N/A	N/A	N/A
Garden City, NY
10. Avalon Andover	115	26.8	Q2 2011	Q2 2012	Q3 2012	Q1 2013	1,850	N/A	N/A	N/A	N/A
Andover, MA
11. Avalon Exeter	187	114.0	Q2 2011	Q3 2013	Q4 2013	Q2 2014	4,335	N/A	N/A	N/A	N/A
Boston, MA
12. Avalon Irvine II	179	46.2	Q3 2011	Q1 2013	Q2 2013	Q4 2013	1,840	N/A	N/A	N/A	N/A
Irvine, CA
13. Avalon Ballard	265	68.8	Q3 2011	Q2 2013	Q3 2013	Q1 2014	1,715	N/A	N/A	N/A	N/A
Seattle, WA
14. Avalon Shelton III	251	47.9	Q3 2011	Q1 2013	Q3 2013	Q1 2014	1,745	N/A	N/A	N/A	N/A
Shelton, CT
15. Avalon Hackensack	226	47.2	Q3 2011	Q2 2013	Q4 2013	Q2 2014	2,555	N/A	N/A	N/A	N/A
Hackensack, NJ

Subtotal/Weighted Average	3,600	$ 990.3					$ 2,295

Completed this Quarter:
1. Avalon Springs II	100	$ 31.0	Q3 2010	Q2 2011	Q3 2011	Q1 2012	$ 2,370	100.0%	79.0%	76.0%	49.3%
Wilton, CT
2. Avalon Brandemoor II	82	14.1	Q3 2010	Q2 2011	Q3 2011	Q1 2012	1,690	100.0%	96.3%	95.1%	59.8%
Lynnwood, WA

Subtotal/Weighted Average	182	$ 45.1					$ 2,065

Total/Weighted Average	3,782	$ 1,035.4					$ 2,285

Weighted Average Projected NOI as a % of Total Capital Cost (1) (6)		7.0%	Inclusive of Concessions - See Attachment #14

% Economic Occ (1) (5)
Non-Stabilized Development Communities: (7)
Prior Completions:
Avalon at the Pinehills II	91	$17.6	53.3%

Q3 2011 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $0.6 million. See Attachment #14.

Asset Cost Basis (millions):		Source
Asset Under Construction and Non-Stabilized Completions
Capital Cost, Under Construction	$ 990.3	Att. 9
Capital Cost, Current Completions	45.1	Att. 9
Less: Remaining to Invest, Under Construction	(524.4)	Att. 11

Subtotal, Assets Under Construction and Current Completions	511.0
Capital Cost, Prior Quarter Completions	17.6	Att. 9

Total Asset Cost Basis, Under Construction and Non-Stabilized Development	$ 528.6

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of October 21, 2011.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of October 21, 2011.

(4)	Physical occupancy based on apartment homes occupied as of October 21, 2011.

(5)	Represents Economic Occupancy for the third quarter of 2011.

(6)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

(7)	Represents Development Communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter. Estimates are based on the Company’s pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2011.

Attachment 10

AvalonBay Communities, Inc.

Redevelopment Communities as of September 30, 2011

		Cost (millions)		Schedule
	# of Apt Homes	Pre- Redevelopment Capital Cost	Total Capital Cost (1)(2)	Acquisition / Completion	Start	Complete	Restabilized Ops (2)	Avg Rent Per Home (2)	Homes Completed @ 9/30/2011

							Inclusive of
							Concessions
							See Attachment #14
Under Redevelopment:

1. Avalon at South Coast	258	$ 26.0	$ 33.8	Q3 1996	Q4 2010	Q4 2011	Q2 2012	$ 1,500	230

Costa Mesa, CA

2. Crowne Ridge	254	33.1	46.8	Q3 1996	Q4 2010	Q2 2012	Q4 2012	1,765	184

San Rafael, CA

3. Avalon Cove	504	93.7	113.9	Q1 1997	Q4 2010	Q3 2012	Q1 2013	3,050	331

Jersey City, NJ

4. Avalon Sunset Towers	243	28.9	42.0	Q2 1996	Q4 2010	Q3 2013	Q1 2014	2,480	77

San Francisco, CA

5. Avalon at Nob Hill	185	28.3	34.1	Q4 1995	Q2 2011	Q4 2011	Q2 2012	2,155	185

San Francisco, CA

6. Avalon Foster City	288	44.2	51.4	Q1 1994	Q3 2011	Q4 2012	Q2 2013	1,925	-

Foster City, CA

7. Avalon at Ballston - Washington Towers	344	39.2	53.1	Q4 1993	Q3 2011	Q1 2013	Q3 2013	2,225	-

Arlington, VA

8. Avalon at Santa Margarita (3)	301	25.0	32.3	Q2 1997	Q3 2011	Q1 2013	Q3 2013	1,510	-

Rancho Santa Margarita, CA

Subtotal/Weighted Average	2,377	$ 318.4	$ 407.4					$ 2,165	1,007

Completed this Quarter: (4)

1. Avalon Pleasanton	456	$63.0	$79.5	Q1 1994	Q2 2009	Q3 2011	Q1 2012	$1,590	456

Pleasanton, CA

2. Avalon Princeton Junction	512	30.2	48.7	Q4 1988	Q2 2009	Q3 2011	Q4 2011	1,555	512

West Windsor, NJ

3. Avalon Commons	312	34.1	38.1	Q4 1997	Q4 2010	Q3 2011	Q4 2011	2,255	312

Smithtown, NY

Subtotal/Weighted Average	1,280	$ 127.3	$ 166.3					$ 1,740	1,280

Total/Weighted Average	3,657	$ 445.7	$ 573.7					$ 2,015	2,287

(1) Inclusive of acquisition cost.

(2) See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3) The scope of the work completed during the third quarter did not impact economic occupancy or rental income therefore this community is included in the Established Community portfolio.

(4) During the third quarter of 2011 the Company completed the redevelopment of Avalon at Prudential Center in Boston, MA for an estimated Total Capital Cost of $25.5 million. The redevelopment is primarily focused on the exterior and/or common area and is not expected to have a material impact on community operations, including occupancy, or the expected future level of rental revenue. This community is therefore included in the Established Community portfolio and not classified as a Redevelopment Community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2011.

Attachment 11

AvalonBay Communities, Inc.

Summary of Development and Redevelopment Community Activity (1) as of September 30, 2011

(Dollars in Thousands)

DEVELOPMENT (2)

	Apt Homes Completed & Occupied	Total Capital Cost Invested During Period (3)	Cost of Homes Completed & Occupied (4)	Remaining to Invest (5)	Construction in Progress at Period End (6)

Total - 2009 Actual	2,493	$451,372	$809,384	$245,046	$500,671

2010 Actual:
Quarter 1	279	$122,151	$101,286	$228,620	$552,899
Quarter 2	475	63,860	160,070	164,050	475,275
Quarter 3	511	98,774	169,856	292,611	383,115
Quarter 4	465	120,125	146,947	466,991	296,292

Total - 2010 Actual	1,730	$404,910	$578,159

2011 Projected:
Quarter 1 (Actual)	281	$78,278	$84,438	$386,632	$306,219
Quarter 2 (Actual)	258	113,717	69,253	468,451	377,363
Quarter 3 (Actual)	308	144,618	82,273	524,361	462,230
Quarter 4 (Projected)	270	114,219	69,913	410,142	459,620

Total - 2011 Projected	1,117	$450,832	$305,877

REDEVELOPMENT

		Total Capital Cost Invested During Period (3)		Remaining to Invest (5)	Reconstruction in Progress at Period End

Total - 2009 Actual		$50,911		$49,527	$30,628

2010 Actual:
Quarter 1		$12,654		$36,873	$27,915
Quarter 2		10,843		34,445	16,881
Quarter 3		8,870		33,046	19,606
Quarter 4		15,321		73,518	13,412

Total - 2010 Actual		$47,688

2011 Projected:
Quarter 1 (Actual)		$12,657		$59,144	$24,024
Quarter 2 (Actual)		22,297		41,396	21,950
Quarter 3 (Actual)		18,146		47,907	20,777
Quarter 4 (Projected)		13,268		34,639	20,977

Total - 2011 Projected		$66,368

(1)	Data is presented for all communities currently under development or redevelopment.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as redeemable noncontrolling interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents projected Total Capital Cost of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction.

(6)	Includes communities under development and Established Communities.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2011.

Attachment 12

AvalonBay Communities, Inc.

Future Development as of September 30, 2011

DEVELOPMENT RIGHTS (1)

Market	# of Rights	Estimated Number of Homes	Total Capital Cost (1) (2) (millions)

Boston, MA	4	1,410	$ 394

Fairfield-New Haven, CT	3	530	108

New York, NY	3	1,744	771

New Jersey	8	1,998	418

Long Island, NY	1	303	75

Washington, DC Metro	4	1,246	309

Seattle, WA	1	284	81

Oakland-East Bay, CA	2	505	143

San Francisco, CA	2	455	212

San Diego, CA	1	204	51

Total	29	8,679	$2,562

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	The Company currently owns $205 million of land related to 13 of 29 development rights, and is currently under a ground lease obligation for one development right in New York, NY.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2011.

Attachment 13

AvalonBay Communities, Inc.

Summary of Disposition Activity (1) as of September 30, 2011

(Dollars in thousands)

Number of Communities Sold (2)	Gross Sales Price	GAAP Gain	Accumulated Depreciation and Other	Economic Gain/Loss (4)	Weighted Average Initial Year Mkt. Cap Rate (3) (4)	Weighted Average Unleveraged IRR (3) (4)
1998:
9 Communities	$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999:
16 Communities	$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000:
8 Communities	$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001:
7 Communities	$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002:
1 Community	$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003:
12 Communities, 1 Land Parcel (5)	$460,600	$184,438	$52,613	$131,825	6.3%	15.3%

2004:
5 Communities, 1 Land Parcel	$250,977	$122,425	$19,320	$103,105	4.8%	16.8%

2005:
7 Communities, 1 Office Building,
3 Land Parcels (6)	$382,720	$199,767	$14,929	$184,838	3.8%	18.0%

2006:
4 Communities, 3 Land Parcels (7)	$281,485	$117,539	$21,699	$95,840	4.6%	15.2%

2007:
5 Communities, 1 Land Parcel (8)	$273,896	$163,352	$17,588	$145,764	4.6%	17.8%

2008:
11 Communities (9)	$646,200	$288,384	$56,469	$231,915	5.1%	14.1%

2009:
5 Communities, 2 Land Parcels (10)	$193,186	$68,717	$16,692	$52,025	6.5%	13.0%

2010:
3 Communities, 1 Office Building (10)	$198,600	$74,074	$51,977	$22,097	5.8%	8.9%

2011:
1 Community, 3 Land Parcels (11)	$67,575	$15,460	$20,892	$(5,432)	3.9%	9.3%

1998 - 2011 Total	$3,724,578	$1,459,043	$358,114	$1,100,929	5.8%	15.0%

(1)	Activity excludes dispositions to joint venture entities in which the Company retains an economic interest.
(2)	For dispositions from January 1, 1998 through September 30, 2011 the Weighted Average Holding Period is 7.9 years.
(3)	For purposes of this attachment, land sales and the disposition of an office building are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.
(4)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.
(6)	2005 GAAP gain includes the recovery of an impairment loss of $3,000 recorded in 2002 related to one of the land parcels sold in 2005. This loss was recorded to reflect the land at fair value based on its entitlement status at the time it was determined to be planned for disposition.
(7)	2006 GAAP gain, for purposes of this attachment, includes $6,609 related to the sale of a community in which the Company held a 25% equity interest.
(8)	2007 GAAP gain, for purposes of this attachment, includes $56,320 related to the sale of a partnership interest in which the Company held a 50% equity interest.
(9)	2008 GAAP gain, for purposes of this attachment, includes $3,483 related to the sale of a community held by Fund I in which the Company holds a 15.2% equity interest.
(10)	2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.
(11)	2011 results exclude the Company’s proportionate gain of $7,675 associated with an asset exchange. 2011 GAAP gain, for purposes of this attachment, includes $1,743 related to the sale of a community held by Fund I in which the Company holds a 15.2% equity interest. 2011 Accumulated Depreciation and Other includes $20,210 in impairment charges on two of the land parcels sold.

Attachment 14

AvalonBay Communities, Inc

Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q3 2011	Q3 2010	YTD 2011	YTD 2010

Net income attributable to common stockholders	$44,824	$24,654	$118,537	$148,304
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	64,499	59,794	191,933	175,399
Distributions to noncontrolling interests, including discontinued operations	7	14	20	41
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(1,743)	--	(1,743)	--
Gain on sale of previously depreciated real estate assets	--	--	(7,675)	(72,220)

FFO attributable to common stockholders	$107,587	$84,462	$301,072	$251,524

Average shares outstanding - diluted	92,340,368	85,768,696	89,199,498	84,129,894

Earnings per share - diluted	$0.49	$0.29	$1.33	$1.76

FFO per common share - diluted	$1.17	$0.98	$3.38	$2.99

Attachment 14

The Company’s results for the three and nine months ended September 30, 2011 and the comparable prior year periods include the non-routine items outlined in the following table:

Non-Routine Items
Decrease (Increase) in Net Income and FFO
(dollars in thousands)

	YTD 2010	YTD 2011	Q3 2010	Q3 2011

Land impairments (1)	$-	$14,052	-	$14,052
Gain on sale of land	-	(13,716)	-	(13,716)
Interest income on escrow	-	(2,478)	-	-
Severance and related costs	(1,550)	(400)	-	-
Legal settlement proceeds, net	(927)	-	-	-
Severe weather costs	672	-	-	-
Excise tax	30	-	-	-
Acquisition costs	-	1,010	-	51
Investment Management Fund transaction costs, net (2)	636	446	416	75

Total non-routine items	$(1,139)	$(1,086)	$416	$462

Weighted Average Dilutive

Shares Outstanding	84,129,894	89,199,498	85,768,696	92,340,368

(1) Includes an impairment charge recognized for an unconsolidated joint venture.

(2) Represents the Company’s proportional share of Fund II transaction costs.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the fourth quarter and full year 2011 to the ranges provided for projected EPS (diluted) is as follows:

	Low Range	High Range

Projected EPS (diluted) - Q4 2011	$ 0.54	$ 0.58
Projected depreciation (real estate related)	0.65	0.65

Projected FFO per share (diluted) - Q4 2011	$ 1.19	$ 1.23

Projected EPS (diluted) - Full Year 2011	$ 1.84	$ 1.88
Projected depreciation (real estate related)	2.81	2.81
Projected gain on sale of operating communities	(0.08)	(0.08)

Projected FFO per share (diluted) - Full Year 2011	$ 4.57	$ 4.61

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings,

Attachment 14

gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2011	2010	2011	2011	2010	2011	2010

Net Income	$ 44,677	$ 23,980	$ 43,192	$ 30,537	$ 26,668	$ 118,405	$ 147,414
Indirect operating expenses, net of corporate income	7,734	7,189	7,701	7,027	7,978	22,463	22,269
Investments and investment management expense	1,328	1,026	1,341	1,191	712	3,860	3,111
Expensed development and other pursuit costs	633	737	1,353	651	1,057	2,636	1,685
Interest expense, net	43,970	44,262	45,855	44,271	46,948	134,096	128,260
General and administrative expense	6,087	7,039	8,145	7,292	6,870	21,524	19,975
Joint venture loss (income)	(2,615)	325	(395)	(503)	(397)	(3,513)	(364)
Depreciation expense	62,262	57,926	62,215	60,594	59,909	185,071	169,819
Gain on sale of real estate assets	(13,716)	--	(7,675)	--	(1,854)	(21,391)	(72,220)
Impairment loss	14,052	--	--	--	--	14,052	--
(Income) loss from discontinued operations	1,808	2,232	1,911	2,019	1,982	5,737	4,387

NOI from continuing operations	$ 166,220	$ 144,716	$ 163,643	$ 153,079	$ 149,873	$ 482,940	$ 424,336

Established:
New England	$ 27,560	$ 25,369	$ 27,006	$ 25,482	$ 25,839	$ 80,048	$ 73,700
Metro NY/NJ	33,707	30,648	33,153	31,559	31,745	98,420	91,728
Mid-Atlantic/Midwest	22,055	20,794	22,404	21,643	21,760	66,102	61,903
Pacific NW	6,120	5,713	6,349	6,140	5,796	18,609	17,768
No. California	18,399	16,560	18,182	17,386	16,179	53,967	49,380
So. California	12,699	11,226	12,393	11,955	11,522	37,047	34,365

Total Established	120,540	110,310	119,487	114,165	112,841	354,193	328,844

Other Stabilized	23,309	18,181	22,274	20,025	19,830	65,604	48,544
Development/Redevelopment	22,371	16,225	21,882	18,889	17,202	63,143	46,948

NOI from continuing operations	$ 166,220	$ 144,716	$ 163,643	$ 153,079	$ 149,873	$ 482,940	$ 424,336

Attachment 14

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2010 through September 30, 2011 or classified as held for sale at September 30, 2011). A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q3 2011	Q3 2010	YTD 2011	YTD 2010

Income (Loss) from discontinued operations	$(1,808)	$(2,232)	$(5,737)	$(4,387)
Depreciation expense	474	827	1,884	2,508

NOI from discontinued operations	$(1,334)	$(1,405)	$(3,853)	$(1,879)

NOI from assets sold	--	27	--	2,287
NOI from assets held for sale	(1,334)	(1,432)	(3,853)	(4,166)

NOI from discontinued operations	$(1,334)	$(1,405)	$(3,853)	$(1,879)

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

Attachment 14

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q3 2011	Q3 2010	YTD 2011	YTD 2010

Rental revenue (GAAP basis)	$179,062	$169,265	$524,731	$501,261
Concessions amortized	257	1,021	1,244	4,703
Concessions granted	(99)	(751)	(416)	(2,461)

Rental revenue (with concessions on a cash basis)	$179,220	$169,535	$525,559	$503,503

% change -- GAAP revenue		5.8%		4.7%

% change -- cash revenue		5.7%		4.4%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended September 30, 2011 as well as prior years’ activities is presented on Attachment 13.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the third quarter of 2011 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 44,824
Interest expense, net	43,970
Depreciation expense	62,262
Depreciation expense (discontinued operations)	474

EBITDA	$ 151,530

EBITDA from continuing operations	$ 152,864
EBITDA from discontinued operations	(1,334)

EBITDA	$ 151,530

EBITDA from continuing operations	$ 152,864

Interest expense, net	$ 43,970

Interest coverage	3.5

Attachment 14

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 - $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2011 is as follows (dollars in thousands):

Attachment 14

NOI for Established Communities	$354,193
NOI for Other Stabilized Communities	65,604
NOI for Development/Redevelopment Communities	63,143
NOI for discontinued operations	(3,853)

Total NOI generated by real estate assets	479,087
NOI on encumbered assets	146,368

NOI on unencumbered assets	332,719

Unencumbered NOI	69%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2011, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2010 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Other Stabilized Communities are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2010, but have stabilized occupancy as of January 1, 2011. Other Stabilized Communities do not include communities that are planning to conduct substantial redevelopment activities or that are planned for disposition within the current year.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year. Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-development basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home as calculated for certain Development and Redevelopment Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions and including estimated stabilized other rental revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased

Attachment 14

through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and Market Rents on unleased homes.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company controls the land through a ground lease or owns land to develop a new community. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.